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                                   EXHIBIT 4.1

           First Sterling Banks, Inc. 1999 Directors Stock Option Plan


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                           FIRST STERLING BANKS, INC.

                        1999 DIRECTORS STOCK OPTION PLAN

1.       DEFINITIONS

         a. "Banks" - Community Bank of Georgia, The Eastside Bank & Trust Company and The Westside Bank & Trust Company
         b.       "Board" - Board of Directors of the Corporation
         c.       "Code" - IRS Code Section 83.
         d. "Committee" - a committee named specifically to administer this Plan.
         e.       "Common Stock" - common voting stock of the Corporation.
         f.       "Corporation" - FIRST STERLING BANKS, INC.
         g. "Director" - a voting member of any of the Boards of Directors of the Banks or the Corporation
         h. "Emeritus Director" - a former Director of any of the Banks or the Corporation who has been designated by any of the Boards of Directors of the Banks or the Corporation as an emeritus non-voting advisor member of any such Board.
         i. "Fair Market Value" - determined in good faith by the Board by reference to the price at which the shares of Common Stock are trading on the NASDAQ National Market System or any other exchange on which the shares may be traded.
         j.       "Option" - right to purchase shares of Common Stock.
         k. "Option Agreement" - formal agreement for each grant with specific terms and conditions not inconsistent with this Plan.
         l. "Optionee" - an eligible person under Section 5 below who has been granted options under Plan.
         m.       "Plan" - the 1999 Directors Stock Option Plan.

2.       PURPOSE

         To advance the interests of the Banks and the Corporation and its shareholders by providing Directors and Emeritus Directors of the Banks and the Corporation a sense of proprietorship and personal involvement and to encourage Directors and Emeritus Directors of the Banks and the Corporation to remain with and devote their best efforts to their respective Bank or the Corporation.

3.       SHARES SUBJECT TO THE PLAN

         There shall be authorized and reserved for issuance upon the exercise of Options to be granted under the Plan 100,000 shares of Common Stock.

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4.       ADMINISTRATION

         A Committee appointed by the Board with not less than three members will have complete authority to interpret the Plan, make grants, and determine terms and conditions within the context of the Plan.

 5.      ELIGIBILITY

         The following persons are eligible to receive options under the Plan:
         All Directors and Emeritus Directors of the Banks and the Corporation. To the extent that shares are available, Directors who take office subsequent to the effective date of the Plan shall be eligible to receive Options.

6.       GRANTING OF OPTIONS; OPTION EXERCISE PRICE

         All Options granted under the Plan will be Non-Qualified Options as evidenced by a Non-Qualified Option Agreement. The following individuals will receive an Option to purchase the number of shares indicated at $11.50 per share, which the Committee has determined to be the Fair Market Value of the stock as of the date of the grant. The grant and the Option will vest immediately.


                  Name                                Number of Shares
                  ----                                ----------------

                  Eugene L. Argo                            5,645
                  James L. Armstrong                        5,645
                  Dean T. Teusaw                            5,645
                  Hugh Norton                               5,645
                  Thomas M. Carnes                          3,000
                  Larry N. Reed                             3,000
                  Robert C. Pittard                         3,000
                  Ted A. Murphy                            22,000

         The Committee may make additional grants of options as desirable. Any Option granted hereunder shall have a per share option exercise price at least equal to the Fair Market Value of a share on the date of the grant as determined in good faith by the Board of Directors.

7.       TERM OF OPTION

         Options granted hereunder shall be exercisable in whole or in part, from time to time, during the ten year period subsequent to the date of the grant. Except as provided in Section 11, no Option granted under the Plan may be exercised prior to six months after the date it is granted.

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 8.      MANNER OF EXERCISE

         The Options shall be exercised by written notice, delivered to the Corporation and signed by the Director or Emeritus Director or his or her successors stating the number of shares with respect to which the Option is being exercised. Payment in full of the Option price of the said shares must be made at the time of exercise, and payment may be made in cash or shares of the Common Stock previously held by the Optionee or a combination. Payment in shares may be made with shares received upon the exercise or partial exercise of an Option, whether or not involving a series of exercises or partial exercises and whether or not share certificates for such shares surrendered have been delivered to the Optionee. Shares surrendered in payment of the Option Price shall be valued at the Fair Market Value as of the date of the exercise.

         Except as otherwise provided herein at the time of the exercise of an Option, the Optionee must be a Director or an Emeritus Director.

9.       NON-TRANSFERABILITY

         Options can only be transferred by will or by the laws of descent and distribution.

10.      TERMINATION OF SERVICE AS A DIRECTOR OR EMERITUS DIRECTOR

         At the later of the time that an Optionee ceases to be a Director or an Emeritus Director other than by his or her death or disability, all Options held by him or her at the time of such termination shall be exercisable by such Optionee but only:

         a. if and to the extent the same were exercisable at the time such Optionee ceases to be a Director or Emeritus Director, and

         b. prior to the earlier of (1) the expiration dates of such Options or (2) that date which is twelve (12) months from the date such Optionee ceases to be a Director or an Emeritus Director, such twelve (12) month period to include the date on which such termination occurs, provided that the Board may in its discretion extend such date for an additional twelve (12) months.

         If an Optionee ceases to be a Director or an Emeritus Director as a result of such Optionee's death or disability then all Options held by such Optionee on the date of such termination shall be exercisable in full, whether or not exercisable on the date of such termination, but only at any time prior to the earlier of (1) the expiration dates of such Options or (2) that date which is two years from the date such Optionee ceases to be a Director or Emeritus Director. In the event of the death of an Optionee then such Optionee's Options shall be exercisable to the extent herein otherwise provided by the executor or personal representative of the Optionee's estate or by any person who acquired the right to exercise such Options by bequest under the Optionee's will or by inheritance. In the event of the mental disability of an Optionee then such

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         Optionee's Options shall be exercisable to the extent herein otherwise provided by the legal representative of the Optionee.

         If any Optionee ceases to be a Director and immediately is appointed an Emeritus Director then the provisions of this Paragraph 10 shall not apply until he or she ceases to be an Emeritus Director.

11.      ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; ACCELERATION OF EXERCISE
         RIGHTS

         The total number of shares on which Options may be granted under the Plan and Option rights (both as to the number of shares and the option price) shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock of the Corporation resulting from a stock split or payment of a stock dividend on the Common Stock, a subdivision or combination of shares of the Common Stock, or a reclassification of the Common Stock, and in the event of a merger or consolidation in accordance with the following paragraph.

         After any merger, consolidation or reorganization of any form involving the Corporation as a party thereto involving any exchange, conversion, adjustment or other modification of the outstanding shares of the Corporation's Common Stock, each Optionee at the time of such reorganization shall, at no additional cost, be entitled, upon any exercise of his Option, to receive, in lieu of the number of shares as to which such Option shall then be so exercised, the number and class of shares of stock or other securities or such other property to which such Optionee would have been entitled pursuant to the terms of the agreement of merger or consolidation, if at the time of such merger or consolidation, such Optionee had been a holder of record of a number of shares of the Common Stock of the Corporation equal to the number of shares as to which such Option shall then be so exercised. Comparable rights shall accrue to each Optionee in the event of successive mergers or consolidations of the character described above.

         The foregoing adjustments and the manner of their application will be in the sole discretion of the Committee to determine.

         In the event of: (1) the adoption of a plan of merger or consolidation in which the Corporation's shareholders as a group would receive less than 50% of the voting capital stock of the surviving entity; (2) the approval by the Board of Directors of the Corporation of an agreement providing for the sale or transfer (other than as security for obligations of the Corporation) of substantially all the assets of the Corporation; or (3) the acquisition of more than 20% of the Corporation's voting capital stock by any person as defined by Section 13(d)(3) of the Securities and Exchange Act of 1934, other than a person, or group including a person who beneficially owned, as of the effective date of the Plan, more than 3% of the Corporation's securities, then, in the absence of a prior expression of approval of the Board Of Directors of the Corporation, any Option granted hereunder shall become immediately

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         exercisable in full, subject to any appropriate adjustments in the number of shares subject to Option and the Option Price, and shall remain exercisable for the remaining term of such Option, regardless of whether such option has been outstanding for six months or of any provision contained in the Stock Option Agreement with respect to limitations of the exercisability of the Option or any portion thereof for any length of time.

         Anything contained herein to the contrary notwithstanding, upon the dissolution or liquidation of the Corporation each Option granted under the Plan shall terminate.

         The grant of an Option pursuant to this Plan shall not in any way affect the right or power of the Corporation to make adjustments, reclassifications, or changes of its capital or business structure, or to merge or consolidate, or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

12.      EFFECTIVENESS OF THE PLAN

         The effective date of the Plan shall be June 22, 1999, the date of the approval of the Plan by the Board of Directors of the Corporation, subject to the approval of the Plan by the shareholders of the Corporation within one (1) year following such date. No Option granted hereunder may be exercised prior to the approval of the Plan by the shareholders of the Corporation, and in the event that the shareholders fail to approve the Plan within one year of any Option grants made pursuant to the Plan, then all such Options shall be void.

         No Options may be granted under the Plan after the expiration of ten years from and including the effective date of the Plan.

13.      AMENDMENT AND TERMINATION

         The Plan may be amended or terminated by the Board at any time as deemed in the best interests of the Corporation; provided, however, no amendments shall be made in the Plan without the approval of the shareholders of the Corporation which:

         a. Increase the total number of shares for which options may be granted under the Plan except as provided in Section 11.

         b. Change the minimum purchase price for the optioned shares except as provided in Section 11.

         c. Affect any outstanding option or any unexercised right thereunder except as provided in Section 11.




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         d.       Extend the option period provided in Section 7.

         e.       Extend the termination date of the Plan

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